Exhibit 99.1

                        [CUC INTERNATIONAL INC. NEWSHEAD]


                                            FOR IMMEDIATE RELEASE


               CUC INTERNATIONAL INC. ANNOUNCES AGREEMENT TO DIVEST
            TIMESHARE EXCHANGE SUBSIDIARY INTERVAL INTERNATIONAL, INC.


                   Stamford, CT -- October 30, 1997 -- CUC International Inc. (NYSE: CU) announced today that it has entered into an agreement with a portfolio company of Willis Stein & Partners, L.P. ("Willis Stein"), a Chicago based investment partnership. Pursuant to this agreement, Willis Stein and a management group led by Craig M. Nash, president and CEO of CUC's Interval International subsidiary, upon the merger of HFS Incorporated and CUC, will purchase the timeshare exchange business con-ducted by Interval and certain of Interval's affiliates for approximately $200 million subject to certain adjustments. The agreement contemplates that CUC will continue to provide exist-ing services to Interval's developers and members.

                   The sale of Interval to Willis Stein is being pro-posed to address Federal Trade Commission concerns regarding the impact of the merger of HFS Incorporated and CUC on the timeshare exchange business. The consummation of the sale is subject to customary conditions as well as CUC and HFS having entered into a consent decree with the Federal Trade Commission in connection with the merger of HFS Incorporated and CUC.

                   Interval is a membership organization servicing more than 800,000 timeshare owners worldwide. Interval has focused its efforts on affiliating high quality resorts in the vacation ownership industry and its network features over 1,500 resorts including Marriott, Hyatt, Disney and Four Seasons as well as leading independent developers around the world. Since 1976, Interval International has led the timeshare exchange business in quality, innovation, and technological advancements. Inter-val maintains its world headquarters in Miami, Florida, and has 30 other offices around the world.

                   Willis Stein & Partners is a leading private equity investment firm specializing in negotiated investments in prof-itable, well-managed and growing companies. The firm supports excellent management teams in acquiring and building companies in the media, financial service, telecommunications, health care and manufacturing industries. Its primary objective is to create value within a diversified portfolio of companies resulting in attractive returns.

                   In May 1997, CUC announced a definitive agreement to merge with HFS Incorporated, a leading global travel and real





         estate services provider. Shareholders of CUC and HFS Incorpo-rated approved the merger October 1, 1997.


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         CUC INTERNATIONAL INC.
         ______________________
         Laura P. Hamilton
         Senior Vice President, Investor Relations
         (203) 965-5114